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                         [SNYDER COMMUNICATIONS, INC.]

FOR IMMEDIATE RELEASE

Contact:

Snyder Communications, Inc.                             Dewe Rogerson Inc.
Clay Perfall                                            Jeffrey Luth
Chief Financial Officer                                 Media:  Kathryn Corbett
(301) 571-6270                                          (212) 688-6840


        SNYDER COMMUNICATIONS COMPLETES AMERICAN LIST CORP. ACQUISITION

 EXPANDS SNYDER'S ACCESS TO YOUTH MARKET; COMBINED DATABASE TO EXCEED 50 MILLION

(Bethesda, MD, July 11, 1997) -- Snyder Communications, Inc. (NYSE: SNC) and American List Corp. (AMEX: AMZ) today announced that Snyder has completed the previously announced acquisition of American List in a transaction which will be accounted for as a pooling of interests. Snyder acquired American List in exchange for approximately 5.1 million shares of Snyder stock. The transaction is expected to be accretive to Snyder's 1997 and 1998 earnings per share.

Trading of American List common stock on the American Stock Exchange will cease as of the close of business on July 11, 1997. American List shareholders will receive documentation instructing them how to exchange certificates formerly representing shares of American List common stock for Snyder common stock.

Based in Mineola, NY, American List reported net revenues of $18.5 million and net income of $6.7 million for the fiscal year ended February 28, 1997. American List will remain headquartered in Mineola and will operate as a division of Snyder Communications. Snyder has entered into employment agreements with all key members of American List's management group, including Martin Lerner, its President and founder.

"The acquisition of American List brings Snyder an additional proprietary database that includes more than 30 million students and young adults, and it is highly complementary to our strategy of securing delivery channels and access to high-value market segments," commented Daniel M. Snyder, Chairman and Chief Executive Officer of Snyder Communications. "The combination of Snyder and American List creates a targeted marketing organization with a database exceeding 50 million of the most sought-after consumers, including youths; multicultural consumers; people experiencing lifestyle changes, including newly diagnosed diabetics and heart patients, and working parents."

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Snyder Communications, Inc.                                              Page 2


"We are very enthusiastic about this combination and expect to derive significant operating synergies in two broad ways. First, we will be in a strong position to offer existing customers of American List a degree of integrated, targeted marketing that is simply unmatched in the industry. American List earned revenue of more than $18 million last year from the rental of its databases. The amounts spent by its clients to design and implement direct marketing campaigns using that data, however, significantly eclipsed that amount. It is our intention, working in concert with American List, to provide a greater portion of these implementation services to American List's key clients. Second, we expect to leverage our access to other proprietary consumer data by capitalizing on American List's strength in marketing database resources through its own client relationships."

Martin Lerner, President of American List, said, "We are excited to be in partnership with Snyder, a company that shares our commitment to growth and service. Joining forces with Snyder presents a unique opportunity for American List to expand the size and reach of our business, and enhance the value of the services we offer our customers. We look forward to working with the Snyder management team to ensure that the synergistic benefits of this combination are achieved rapidly."

American List Corp. develops, maintains and markets one of the largest and most comprehensive databases of high school, college, and pre-school through junior high school students in the United States, currently containing information on approximately 30 million individuals. The Company rents database lists to direct marketers for use primarily in direct mail and telemarketing programs. During the fiscal year ended February 28, 1997, the Company rented its lists to approximately 3,800 customers, including financial institutions, list brokers and advertising agencies, retailers and educational institutions.

Snyder Communications is a leading worldwide provider of fully integrated outsourced marketing solutions for the Fortune 500. Snyder identifies high-value, targeted consumers; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care and retention services. Snyder's resources include proprietary databases of targeted consumers and small business groups, marketing program consultants, field sales representatives, inbound and outbound teleservice representatives, proprietary product sampling programs, WallBoard(R) information displays and direct mail and fulfillment capabilities. Snyder has over 4,000 employees and representatives in offices throughout the United States and the United Kingdom.

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